                                                               Filed Pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-89021
Prospectus Supplement
March 15, 2000
(To prospectus dated November 3, 1999)
                                  $300,000,000
                                                 [Dynegy Inc. Logo Appears Here]


                              DYNEGY HOLDINGS INC.

                          8.125% Senior Notes due 2005


                              ------------------

 This is a public offering by Dynegy Holdings Inc. of $300,000,000 of 8.125% Senior Notes due March 15, 2005 (the "Senior Notes"). Interest is payable on the Senior Notes on March 15 and September 15 of each year, beginning September 15, 2000. The Senior Notes are unsecured and unsubordinated debt securities and are not subject to a sinking fund.

 We can redeem the Senior Notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of such notes and the make-whole price described in this Prospectus Supplement. We will also pay accrued interest to the date of redemption. We do not intend to list the Senior Notes on any securities exchange.

 The Senior Notes should be delivered on or about March 20, 2000 through the book entry facilities of the Depository Trust Company.

                                                          Per Note    Total
                                                          -------- ------------
Public Offering Price.................................... 99.499%  $298,497,000

Underwriting Discount....................................  0.600%  $  1,800,000

Proceeds to Dynegy Holdings.............................. 98.899%  $296,697,000

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the attached Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


Banc of America Securities LLC                                   Lehman Brothers

    Banc One Capital Markets, Inc.
                                  Chase Securities Inc.
                                                       Salomon Smith Barney

                                 March 15, 2000

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these Senior Notes in any state where the offer is not permitted.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
The Company..............................................................   S-3

Recent Developments......................................................   S-4

Where You Can Find More Information......................................   S-4

Forward-Looking Statements...............................................   S-5

Use of Proceeds..........................................................   S-5

Ratios of Earnings to Fixed Charges......................................   S-6

Capitalization...........................................................   S-7

Description of Senior Notes..............................................   S-8

Underwriting.............................................................  S-11

Validity of Senior Notes.................................................  S-12

Experts..................................................................  S-12


                                   Prospectus

About This Prospectus....................................................     1

Where You Can Find More Information......................................     1

Uncertainty of Forward-Looking Statements................................     2

The Company..............................................................     3

The Trust................................................................     3

Use of Proceeds..........................................................     5

Ratios of Earnings to Fixed Charges......................................     5

Description of Debt Securities...........................................     6

Description of the Preferred Securities..................................    18

Description of Trust Debentures..........................................    30

Description of Guarantee.................................................    38

Relationship Among the Preferred Securities, the Trust Debentures and the
 Guarantee...............................................................    41

Plan of Distribution.....................................................    43

Validity of Securities...................................................    44

Experts..................................................................    44

                                  THE COMPANY

   Dynegy Holdings Inc. is a leading provider of energy products and services in North America, the United Kingdom and in continental Europe. Products marketed by our wholesale marketing operations include natural gas, electricity, coal, emissions, natural gas liquids, crude oil, liquid petroleum gas and related services. Our wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation assets. The critical mass achieved through the combination of a large scale energy marketing operation with strategically located assets which augment the marketing efforts affords us the ability to offer innovative, value-creating energy solutions to our customers.

   In June 1999, we announced the execution of definitive agreements to merge with Illinova Corporation. The Illinova merger closed on February 1, 2000. In connection with the merger, our company changed its name from Dynegy Inc. to Dynegy Holdings Inc. and a new holding company, Dynegy Inc., an Illinois Corporation, was formed. Dynegy Inc. is the parent of our company and Illinova Corporation. The following chart depicts the post-merger structure:



                         [Dynegy Organizational Chart]

   We are a holding company and conduct substantially all of our business through our subsidiaries. The Illinova transaction did not change our Company's assets or liabilities. The Senior Notes and Dynegy Holdings' other indebtedness remain obligations of Dynegy Holdings.

   The principal executive office of the Company is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number of that office is
(713) 507-6400.

                              RECENT DEVELOPMENTS

   On December 16, 1999, Dynegy Holdings sold four gas processing plants and related gathering systems located in East Texas and Arkansas to Sulphur River Gathering LP for approximately $115 million. The four plants were the Eustace Plant (Henderson County, Texas), the New Hope plant (Franklin County, Texas), the East Texas plant (Gregg County, Texas), and the Texarkana Plant (Miller County, Arkansas). The sale included approximately 675 miles of gathering lines. The plants were capable of processing approximately 175,000 million cubic feet of gas per day.

   On February 1, 2000, Dynegy Holdings sold its ownership interests in eleven cogeneration facilities in California to El Paso Energy West Coast Acquisition Corp. for approximately $256 million. The eleven facilities in which Dynegy Holdings sold interests include Corona (Corona, California), Kern Front (Kern County), High Sierra (Kern County), Double "C" (Kern County), San Joaquin (Stockton), Chalk Cliff (Kern County), Badger Creek (Kern County), McKittrick (McKittrick), Live Oak (Kern County), Crockett (Crockett), Bear Mountain (Bakersfield). The 11 facilities had a combined capacity of approximately 370 net megawatts.

   Also on February 1, 2000, Dynegy Holdings announced that ONEOK agreed to purchase Dynegy Holdings' gathering systems, processing facilities and transmission pipelines located in the mid-continent region for $307.7 million. This transaction is expected to close by the end of the first quarter of 2000, subject to customary regulatory and other approvals.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

  . Our Annual Report on Form 10-K for the fiscal year ended December 31,
    1999.

  . The description of our securities contained in our Registration Statement on Form 10 as filed with the SEC on February 2, 2000.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning our parent at the following address:

                                  Dynegy Inc.
                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                         Attention: Investor Relations
                                 (713) 507-6466

                           FORWARD-LOOKING STATEMENTS

   This Prospectus Supplement and the documents incorporated by reference in this Prospectus Supplement contain various forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that is based on management's beliefs as well as assumptions made by and information currently available to management. When used in this document, words such as "anticipate," "estimate," "project," "forecast" and "expect" reflect forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

    . competitive practices in the industries in which we compete;

    . fluctuations in commodity prices for natural gas, electricity, natural gas liquids, crude oil or coal;

    . fluctuations in energy commodity prices which could not or have not been properly hedged or which are inconsistent with our open position in our energy marketing activities;

    . operational and systems risks;

    . environmental liabilities which are not covered by indemnity or insurance;

    . general economic and capital market conditions, including fluctuations in interest rates;

    . the impact of current and future laws and governmental regulations
      (particularly environmental regulations) affecting the energy industry in general, and our operations in particular; and

    . uncertainties relating to the Illinova business combination.

                                USE OF PROCEEDS

   The net proceeds from the sale of the Senior Notes will be approximately $296.5 million, after deducting underwriting discounts and commissions and other offering expenses. The net proceeds will be used by Illinois Power, a subsidiary of Dynegy Inc., to repay outstanding debt, including $40 million of 6.125% mortgage bonds due in March 2000 and $110 million of 5.625% mortgage bonds due in April 2000. Illinois Power will use the remaining net proceeds either to reduce commercial paper borrowings or to make open market purchases of its other securities. At December 31, 1999, Illinois Power had $305 million in commercial paper outstanding at a weighted average interest rate of 6.26%.

   Dynegy Holdings expects that a significant portion of the approximately $422 million of proceeds from the December 1999 sale of gas processing plants and gathering systems in East Texas and the pending asset sale to ONEOK will be used to reduce its indebtedness. Additionally, Dynegy Inc. intends to transfer the stock of Illinova Power Marketing, Inc. ("IPMI"), currently a wholly-owned subsidiary of Illinova Corporation, to Dynegy Holdings. IPMI owns and operates the fossil-fueled generating assets formerly held by Illinois Power. This transfer will result in a consolidation of Dynegy Inc.'s energy convergence business under Dynegy Holdings and will be subject to certain regulatory approvals.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                                                Dynegy Holdings, Inc.
            ------------------------------------------------------------------------------------------
                                               Year Ended December 31,
            ------------------------------------------------------------------------------------------
            1999                1998                 1997                  1996                  1995
            ----                ----                 ----                  ----                  ----
            2.43                2.22                 (a)                   4.07                  2.48(b)

--------
(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1997, by approximately $72.9 million.
(b) The computation for 1995 includes the consolidated results of Natural Gas Clearinghouse and its subsidiaries for the full year, and of Trident NGL Holding, Inc. and its subsidiaries from March 1, 1995, the effective date of the merger between Natural Gas Clearinghouse and Trident NGL Holding, Inc.

   For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of Dynegy Holdings' interest expense; amortization of deferred financing costs; interest capitalized during the year; and the portion of Dynegy Holdings' lease rental expense representative of the interest factor attributable to such leases.

   A statement setting forth the computation of the ratios of earnings to fixed charges for the year ended December 31, 1999 is filed as an exhibit to Dynegy Holdings' Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this Prospectus Supplement.

                                 CAPITALIZATION

   The following table sets forth the short-term debt and capitalization of Dynegy Holdings as of December 31, 1999, on a historical basis and as adjusted to give effect to the issuance and sale of the Senior Notes offered hereby and the application of the estimated net proceeds therefrom. The as adjusted entries also give effect to the Illinova merger which closed on February 1, 2000. See "Use of Proceeds."

                                                    December 31, 1999
                                            -----------------------------------
                                                        As Adjusted
                                                            for     As Adjusted
                                                         Illinova    for this
                                            Historical    Merger     Offering
                                            ----------  ----------- -----------
                                                      (in thousands)
Short-term debt (1)........................ $  191,731  $  191,731  $  191,731
                                            ==========  ==========  ==========
Long-term debt:
  Commercial paper.........................    359,333     359,333     359,333
  Money market lines of credit.............     40,000      40,000      40,000
  6.875% Senior Notes due July 15, 2002....    200,000     200,000     200,000
  6.750% Senior Notes due December 15,
   2005....................................    150,000     150,000     150,000
  7.450% Senior Notes due July 15, 2006....    200,000     200,000     200,000
  7.125% Senior Debentures due May 15,
   2018....................................    175,000     175,000     175,000
  7.625% Senior Debentures due October 15,
   2026....................................    175,000     175,000     175,000
  8.125% Senior Notes due March 15, 2005...         --          --     300,000
  Other....................................     34,593      34,593      34,593
                                            ----------  ----------  ----------
    Total long-term debt...................  1,333,926   1,333,926   1,633,926
                                            ----------  ----------  ----------

Company Obligated Preferred Securities of
 Subsidiary Trust..........................    200,000     200,000     200,000

Stockholders' equity:
  Preferred Stock, $0.01 par value,
   50,000,000 shares authorized; 8,000,000
   shares designated as Series A
   Participating Preferred Stock, 7,815,363
   shares issued and outstanding at
   December 31, 1999; none outstanding as
   adjusted................................     75,418          --          --
  Common Stock, $0.01 par value,
   400,000,000 shares authorized,
   157,499,001 shares issued at December
   31, 1999; 1,000 shares outstanding as
   adjusted................................      1,575           1           1
  Additional paid-in capital...............    973,000   1,032,408   1,032,408
  Retained earnings........................    277,074     277,074     277,074
  Less: treasury stock, at cost: 1,200,700
   shares at December 31, 1999.............    (17,585)         --          --
                                            ----------  ----------  ----------
    Total stockholders' equity.............  1,309,482   1,309,483   1,309,483
                                            ----------  ----------  ----------
      Total capitalization................. $2,843,408  $2,843,409  $3,143,409
                                            ==========  ==========  ==========

--------
(1) Includes $97,149 of commercial paper.

                          DESCRIPTION OF SENIOR NOTES

   The following description of the particular terms of the Senior Notes offered by us pursuant to this Prospectus Supplement is intended to supplement, and to the extent inconsistent therewith to replace, the more general terms and provisions of the debt securities described in the accompanying Prospectus. Capitalized terms defined in the accompanying Prospectus have the same meanings when used herein.

General

   The summary contained in this Prospectus Supplement of certain provisions of the Indenture dated September 26, 1996, as amended and restated March 23, 1998 (the "Indenture") between Dynegy Holdings and Bank One Trust Company (formerly The First National Bank of Chicago), as trustee (the "Trustee"), does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Senior Notes.

   The Senior Notes will be limited to $300,000,000 total principal amount. Dynegy Holdings may, without the consent of the holders of the Senior Notes, create and issue additional notes having the same ranking and the same interest rate, maturity date and other terms as the Senior Notes, so that such further notes may be consolidated and form a single series with the Senior Notes. Interest is to accrue from March 20, 2000 and is to be payable semiannually on March 15 and September 15, commencing September 15, 2000, to the persons in whose names the Senior Notes are registered at the close of business on the preceding September 1 or March 1, respectively. All payments on the Senior Notes will be made in U.S. dollars.

   The Senior Notes will be general unsecured obligations of Dynegy Holdings and will rank pari passu with Dynegy Holdings' existing and future unsecured and unsubordinated indebtedness.

   The Senior Notes will not be subject to any sinking fund.

Optional Redemption

   The Senior Notes will be redeemable, at the option of Dynegy Holdings, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of such notes to be so redeemed. The redemption price on the Senior Notes is equal to the greater of (i) 100% of the principal amount of such notes to be so redeemed plus accrued interest thereon to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal of such notes to be so redeemed and interest thereon discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined herein) plus 25 basis points, plus accrued interest thereon to the date of redemption.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Senior Notes.

   "Independent Investment Banker" means one of the Reference Treasury Dealers.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

   "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means Banc of America Securities LLC or Lehman Brothers and their respective successors; provided, however, that if either party shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Dynegy Holdings shall substitute therefor another Primary Treasury Dealer.

   The discharge and defeasance provisions and the covenant provisions described in the accompanying Prospectus under "Description of Securities-- Provisions Applicable to Both Senior and Subordinated Debt Securities-- Defeasance," "--Consolidation, Merger and Sale of Assets" and "--Provisions Applicable Solely to Senior Debt Securities--Limitations on Liens" will apply to the Senior Notes.

Book-Entry Only System

   The Senior Notes will be issuable only as Registered Securities and will be represented by certificates (the "Global Securities") to be registered in the name of a nominee of DTC or any successor depository (the "Depository"). The Depository will maintain the Senior Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. See "Description of Securities--Global Securities" in the accompanying prospectus for additional information concerning the Global Securities. In accordance with its normal procedures, the Depository will record the interests of each Depository participating firm ("Participant") in the Senior Notes, whether held for its own account or as a nominee for another person.

   So long as the nominee of the Depository is the registered owner of the Senior Notes, such nominee will be considered the sole owner or holder of the Senior Notes for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a beneficial owner of interests in the Senior Notes will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Senior Notes under the Indenture. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Senior Notes and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A beneficial owner's interest in the Senior Notes will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such beneficial owner's account for such purpose. In turn, the Participant's interest in such Senior Notes will be recorded, in integral multiples of $1,000, on the records of the Depository. Therefore, the beneficial owner must rely on the foregoing arrangements to evidence its interest in the Senior Notes. Beneficial ownership of the Senior Notes may be transferred only by compliance with the procedures of a beneficial owner's Participant (e.g., brokerage firm) and the Depository. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Senior Notes represented by the Global Securities.

   All rights of ownership must be exercised through the Depository and the book-entry system, and notices that are to be given to registered owners by Dynegy Holdings or the Trustee will be given only to the Depository. It is expected that the Depository will forward the notices to the Participants who will in turn forward the notices to the beneficial owners. Neither Dynegy Holdings, the Trustee nor any Paying Agent or the registrar for the Senior Notes will have any responsibility or obligation to assure that any notices are forwarded by the Depository to any Participant or by any Participant to the beneficial owners.

   Payments of principal of and interest on the Senior Notes represented by the Global Securities registered in the name of the Depository or its nominee will be made by Dynegy Holdings through the Paying Agent in immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Senior Notes represented by such Global Securities.

   Dynegy Holdings has been advised that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the Senior Notes represented by the Global Securities, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective beneficial interest in the Senior Notes represented by the Global Securities as shown on the records of the Depository. Dynegy Holdings expects the payments by Participants to beneficial owners will be governed by standing customer instructions and customary practices. Such payments will be the responsibility of such Participants.

   DTC has advised Dynegy Holdings and the Underwriters that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

   DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities transactions through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

                                  UNDERWRITING

   The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the "Underwriting Agreement") between Dynegy Holdings and the several Underwriters, to purchase the respective principal amount of Senior Notes set forth opposite their respective names below:

                                                                    Principal
                                                                    Amount of
                              Underwriters                         Senior Notes
                              ------------                         ------------
      Banc of America Securities LLC.............................. $105,000,000
      Lehman Brothers Inc.........................................  105,000,000
      Banc One Capital Markets, Inc...............................   30,000,000
      Chase Securities Inc........................................   30,000,000
      Salomon Smith Barney Inc....................................   30,000,000
                                                                   ------------
        Total..................................................... $300,000,000
                                                                   ============

   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Senior Notes are subject to certain conditions and that, if any Senior Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Senior Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

   Dynegy Holdings has been advised by the Underwriters that they propose to offer the Senior Notes offered hereby initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include Underwriters) at such public offering price less a concession not to exceed 0.35% of the principal amount of the Senior Notes. The Underwriters or such selected dealers may reallow a commission to certain other dealers not to exceed 0.20% of the principal amount of the Senior Notes. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

   There is no public market for the Senior Notes, and Dynegy Holdings has no plans to list the Senior Notes on a securities exchange. Dynegy Holdings has been advised by each Underwriter that it presently intends to make a market in the Senior Notes; however, none of the Underwriters is obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If any of the Underwriters ceases to act as a market-maker for the Senior Notes for any reason, there can be no assurance that another firm or person will make a market in the Senior Notes. There can be no assurance that an active market for the Senior Notes will develop or, if a market does develop, at what prices the Senior Notes will trade.

   In connection with this offering and in compliance with applicable law, the Underwriters may sell more Senior Notes than the total amount shown on the list of Underwriters and participations which appears above. The Underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the Senior Notes at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Senior Notes or effecting purchases of the Senior Notes for the purpose of pegging, fixing or maintaining the price of the Senior Notes or for the purpose of reducing a syndicate short position created in connection with the offering. In addition, the contractual arrangements among the Underwriters include a provision whereby, if Banc of America Securities LLC or Lehman Brothers Inc. purchases Senior Notes in the open market for the account of the underwriting syndicate and the securities purchased can be traced to a particular Underwriter or member of the selling group, the underwriting syndicate may require the Underwriter or selling group member in question to purchase the Senior Notes in question at the cost price to the syndicate or may recover from (or decline to pay to) the Underwriter or selling group member in question the selling concession applicable to the securities in question. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

   Neither Dynegy Holdings nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither Dynegy Holdings nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Certain of the Underwriters and their respective affiliates have performed investment banking, financial advisory, trustee and lending services to Dynegy Holdings and its affiliates in the past for which they have received customary fees and compensation.

   Dynegy Holdings has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of such liabilities.

                            VALIDITY OF SENIOR NOTES

   The validity of the Senior Notes will be passed upon for Dynegy Holdings by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the Senior Notes will be passed upon for the Underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

   The audited consolidated financial statements and schedule of Dynegy Holdings and its subsidiaries, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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